Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE:

February 24, 2021

Maxar Technologies Reports Fourth Quarter and Full-Year 2020 Results

Westminster, CO – Maxar Technologies (NYSE:MAXR) (TSX:MAXR) (“Maxar” or the “Company”), a trusted partner and innovator in Earth Intelligence and Space Infrastructure, today announced financial results for the quarter and year ended December 31, 2020. All dollar amounts in this press release are expressed in U.S. dollars, unless otherwise noted.

Key points from the year include:

●	Consolidated revenues from continuing operations of $1,723 million
●	Net income of $303 million
●	Diluted loss per share from continuing operations of $0.76
●	Adjusted EBITDA[1] from continuing operations of $422 million and Adjusted EBITDA[1] margin of 24.5%
●	Completed the sale of the MDA Business on April 8, 2020
●	Closed the acquisition of Vricon, Inc. to purchase the remaining 50% ownership interest on July 1, 2020
●	Repurchased $511 million of Term Loan B, closed the sale of $150 million senior secured notes and settled the repurchase of $150 million aggregate principal amount of existing 2023 notes

[1]	This is a non-GAAP financial measure. Refer to section “Non-GAAP Financial Measures” in this earnings release.

“We made solid progress during 2020 toward achieving our longer-term targets, including efforts to drive sustainable growth in both our Earth Intelligence and Space Infrastructure segments and to reduce our debt and leverage, as evidenced by solid 17% year-over-year backlog growth and the closure of the MDA divestiture and subsequent repayment of debt” stated Dan Jablonsky, President and Chief Executive Officer.

Jablonsky continued, “In Earth Intelligence we had key wins and deepened our relationships with the most discriminating and innovative customers in the world, including the National Reconnaissance Office, National Geospatial-Intelligence Agency, U.S. Army, U.S. Air Force, U.S. Space Force, Department of Homeland Security, and a multitude of commercial customers, including a recent award that expanded our relationship with a long-time technology customer by adding a multi-year contract including Maxar’s 3D Elevation data. In Space Infrastructure, we booked six new GEO Comsat awards and several civil programs, including development work for NASA’s Human Landing System.”

“Full year revenue, Adjusted EBITDA and free cash flow results were consistent with our guidance ranges despite absorbing higher than expected stock-based compensation in the fourth quarter given our share performance through the end of the year and the timing of an award that slipped into early 2021,” stated Biggs Porter, Chief Financial Officer. “For 2021, we expect to see revenue and Adjusted EBITDA growth and an improvement in free cash flow,” he continued.  “Importantly, we have also increased our 2023 targets to better reflect the earnings and cash generation power we see ahead.”

On April 8, 2020, we completed the previously announced sale of the MDA Business to Neptune Acquisition Inc., a corporation existing under the laws of the Province of British Columbia and an affiliate of Northern Private Capital Ltd., for an aggregate purchase price of $729 million (C$1.0 billion) subject to customary purchase price adjustments, including for working capital, cash and debt. We recognized an after-tax gain on disposal of discontinued operations of $317 million, net of $12 million in taxes, on the MDA Transaction for the year ended December 31, 2020. This divestiture represented a strategic shift in our business and, in accordance with U.S. GAAP, qualifies as a discontinued operation. As a result, the operating results and cash flows related to the MDA Business have been reflected as discontinued operations in the Consolidated Statements of Operations and the Consolidated Statements of Cash Flows.

On July 1, 2020, we closed the acquisition of Vricon Inc. (“Vricon”) and purchased the remaining 50% ownership interest in Vricon (“Vricon Acquisition”) for $143 million, or $120 million, net of cash at closing. To fund the transaction, we issued $150 million in aggregate principal amount of new senior secured notes due 2027.

Total revenues from continuing operations increased to $467 million from $410 million, or by $57 million, for the three months ended December 31, 2020, compared to the same period in 2019. The increase was primarily driven by an increase in the Space Infrastructure segment which was partially offset by a decrease in the Earth Intelligence segment. The decrease in Earth Intelligence is primarily driven by a $30 million decrease in the recognition of revenue related to the EnhancedView Contract. We recognized $30 million of deferred revenue from the EnhancedView Contract for the three months ended December 31, 2019, compared to none for the three months ended December 31, 2020.

Total revenues from continuing operations increased to $1,723 million from $1,666 million, or by $57 million, for the year ended December 31, 2020 compared to the same period in 2019. The increase was primarily driven by an increase in the Space Infrastructure segment partially offset by a decrease in the Earth Intelligence segment. The decrease was primarily driven by a $40 million decrease in the recognition of deferred revenue related to the EnhancedView Contract. We recognized $120 million of deferred revenue from the EnhancedView Contract for the year ended December 31, 2019, compared to $80 million for the year ended December 31, 2020, as it was fully recognized as of August 31, 2020.

For the three months ended December 31, 2020, net loss (income) from continuing operations decreased to a net loss of $52 million from net income of $53 million, or by $105 million, compared to the same period in 2019. The decrease was primarily driven by a gain on sale of assets of $136 million in 2019 that did not reoccur in 2020 partially offset by increases in revenues in the Space Infrastructure segment.

For the year ended December 31, 2020, net loss (income) from continuing operations decreased to a net loss of $46 million from net income of $83 million, or by $129 million, compared to the same period in 2019. The decrease was primarily driven by the receipt of satellite insurance proceeds of $183 million and a gain on sale of assets of $136 million in 2019 that did not reoccur in 2020. The decrease was partially offset by an $85 million gain on remeasurement of the previously held equity interest in Vricon and increases in revenues in the Space Infrastructure segment.

For the three months ended December 31, 2020, Adjusted EBITDA was $95 million and Adjusted EBITDA as a percentage of consolidated revenues (“Adjusted EBITDA margin percentage”) was 20.3%. This is compared to Adjusted EBITDA of $100 million and Adjusted EBITDA margin percentage of 24.4% for the fourth quarter of 2019. The decrease was driven by lower Adjusted EBITDA from the Earth Intelligence segment primarily as a result of a $30 million decrease in deferred revenue recognized related to the EnhancedView Contract discussed above, partially offset by higher Adjusted EBITDA from the Space Infrastructure segment.

For the year ended December 31, 2020, Adjusted EBITDA was $422 million and Adjusted EBITDA as a percentage of consolidated revenues was 24.5%. This is compared to Adjusted EBITDA of $416 million and Adjusted EBITDA margin percentage of 25.0% for the year ended 2019. The increase was driven by higher Adjusted EBITDA from the Space Infrastructure segment and lower corporate and other expenses partially offset by lower Adjusted EBITDA from the Earth Intelligence segment primarily as a result of a $40 million decrease in deferred revenue recognized related to the EnhancedView Contract discussed above.

Our results of operations for the year ended December 31, 2020 include the current estimated impact of COVID-19. We had COVID-19 related EAC growth of $27 million within the Space Infrastructure segment, which negatively impacted earnings for the year ended December 31, 2020. The changes in the EACs are due to increases in estimated program costs associated with the COVID-19 operating posture and the estimated impact of certain items such as supplier delays and increased labor hours along with actuals realized during the year ended December 31, 2020.

We had total order backlog of $1.9 billion as of December 31, 2020 compared to $1.6 billion as of December 31, 2019. The increase in backlog was primarily driven by an increase in the Space Infrastructure segment due to new contracts with the U.S. government. There was also a decrease in the Earth Intelligence segment driven by revenue recognized during the period, partially offset by the annual exercise of the $300 million EnhancedView Contract option. Our unfunded contract options totaled $0.9 billion and $1.4 billion as of December 31, 2020 and December 31, 2019, respectively.

Financial Highlights

In addition to results reported in accordance with U.S. GAAP, we use certain non-GAAP financial measures as supplemental indicators of its financial and operating performance. These non-GAAP financial measures include EBITDA and Adjusted EBITDA. We believe these supplementary financial measures reflect the Company’s ongoing business in a manner that allows for meaningful period-to-period comparisons and analysis of trends in its business.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019
($ millions, except per share amounts)
Revenues	$467	$410	$1,723	$1,666
(Loss) income from continuing operations	(52)	53	(46)	83
Income (loss) from discontinued operations, net of tax	12	(10)	349	26
Net (loss) income	$(40)	$43	303	109
EBITDA[1]	76	206	801	707
Adjusted EBITDA[1]	95	100	422	416

Diluted (loss) income per common share:
(Loss) income from continuing operations	$(0.85)	$0.87	$(0.76)	$1.38
Income (loss) from discontinued operations, net of tax	0.20	(0.17)	5.75	0.43
Diluted (loss) income per common share	$(0.65)	$0.70	$4.99	$1.81

Weighted average number of common shares outstanding (millions):
Basic	61.1	59.8	60.7	59.6
Diluted	61.1	61.2	60.7	60.2

1This is a non-GAAP financial measure. Refer to section “Non-GAAP Financial Measures” in this earnings release.

Revenues by segment were as follows:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019
($ millions)
Revenues:
Earth Intelligence	$258	$286	$1,081	$1,085
Space Infrastructure	224	153	721	706
Intersegment eliminations	(15)	(29)	(79)	(125)
Total revenues	$467	$410	$1,723	$1,666

We analyze financial performance by segment, which combine related activities within the Company.

	Three Months Ended		Year Ended
	December 31,		December 31,
($ millions)	2020	2019	2020	2019
Adjusted EBITDA:
Earth Intelligence	$106	$154	$513	$548
Space Infrastructure	13	(19)	(3)	(17)
Intersegment eliminations	(6)	(9)	(27)	(29)
Corporate and other expenses	(18)	(26)	(61)	(86)
Adjusted EBITDA[1]	$95	$100	$422	$416

1This is a non-GAAP financial measure. Refer to section “Non-GAAP Financial Measures” in this earnings release.

Earth Intelligence

	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019
($ millions)
Revenues	$258	$286	$1,081	$1,085
Adjusted EBITDA	$106	$154	$513	$548
Adjusted EBITDA Margin	41.1%	53.8%	47.5%	50.5%

Revenues from the Earth Intelligence segment decreased to $258 million from $286 million, or by $28 million, for the three months ended December 31, 2020, compared to the same period in 2019. The decrease was primarily driven by a $30 million decrease in the recognition of revenue related to the EnhancedView Contract. We recognized $30 million of deferred revenue from the

EnhancedView Contract for the three months ended December 31, 2019, compared to none for the three months ended December 31, 2020. The amortization of the deferred revenue was complete effective August 2020 and there will be no further deferred revenue recognized on the EnhancedView Contract. The decrease was also driven by a $6 million decrease in revenue with the U.S. government. These decreases were partially offset by an increase of $8 million driven by the inclusion of Vricon for one quarter in 2020 compared to none in 2019.

Revenues decreased to $1,081 million from $1,085 million, or by $4 million, for the year ended December 31, 2020, compared to the same period in 2019. The decrease was primarily driven by a $40 million decrease in the recognition of deferred revenue related to the EnhancedView Contract. We recognized $120 million of deferred revenue from the EnhancedView Contract for the year ended December 31, 2019, compared to $80 million for the year ended December 31, 2020, as it was fully recognized as of August 31, 2020. These decreases were partially offset by a $15 million increase in revenue from new contracts with the U.S. government, an $11 million increase in revenue from international defense and intelligence customers, and a $10 million increase in revenue driven by the inclusion of Vricon’s revenue for two quarters in 2020 compared to none in 2019 as it was accounted for as an equity method investment. Revenue from international defense and intelligence customers increased primarily due to the usage of new direct access facilities which became operational and contracts that signed in the second half of 2019.

Adjusted EBITDA from the Earth Intelligence segment decreased to $106 million from $154 million, or by $48 million, for the three months ended December 31, 2020, compared to the same period of 2019. The decrease was primarily driven by a decrease in revenues of $30 million from the EnhancedView contract, a $15 million decrease related to equity in income from our Vricon joint venture which was acquired and consolidated into our results in 2020 and a decrease of $6 million from revenue with the U.S. government.

Adjusted EBITDA decreased to $513 million from $548 million, or by $35 million, for the year ended December 31, 2020, compared to the same period in 2019. The decrease was primarily driven by a $40 million decrease in the recognition of revenue related to the EnhancedView Contract and a $10 million decrease related to equity in income from our Vricon joint venture which was acquired and consolidated in our results in 2020. These decreases were partially offset by an increase in revenue from new contracts with the U.S. government.

Space Infrastructure

	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019
($ millions)
Revenues	$224	$153	$721	$706
Adjusted EBITDA	$13	$(19)	$(3)	$(17)
Adjusted EBITDA Margin	5.8%	(12.4)%	(0.4)%	(2.4)%

Changes in revenues from year to year are influenced by the size, timing and number of satellite contracts awarded in the current and preceding years and the length of the construction period for satellite contracts awarded. Revenues on satellite contracts are recognized using the cost-to-cost method of accounting to determine the percentage of completion over the construction period, which typically ranges between 20 to 36 months and up to 48 months in certain situations. Adjusted EBITDA margins can vary from quarter to quarter due to the mix of our revenues and changes in our estimated costs to complete as our risks are retired and as our estimated costs to complete are increased or decreased based on contract performance.

Revenues from the Space Infrastructure segment increased to $224 million from $153 million, or by $71 million, for the three months ended December 31, 2020, compared to the same period in 2019. Revenues increased primarily as a result of the impact of increased volumes on commercial programs of $47 million during the three months ended December 31, 2020, compared to the same period in 2019. The increase was also driven by an increase in volume related to U.S. government contracts of $24 million, compared to the same period in 2019.

Revenues increased to $721 million from $706 million, or by $15 million, for the year ended December 31, 2020, compared to the same period in 2019. Revenues increased primarily as a result of an increase in volume related to U.S. government contracts of $137 million during the year ended December 31, 2020, compared to the same period in 2019. This increase in revenue was partially offset by the impact of reduced volumes on commercial programs of $122 million including a $9 million impact due to increases in estimated costs and an associated change in the EAC profit margin of a commercial satellite program due to the identification of a design anomaly in the final stage of a testing process. Revenues were also negatively impacted by $27 million of estimated COVID-19 related EAC growth during the period and are included in the above-mentioned results. The increases in the EACs are due to increases in estimated program costs associated with the COVID-19 operating posture and the estimated impact of certain items such as supplier delays and increased labor hours. These costs are considered incremental and separable from normal operations.

Adjusted EBITDA for the Space Infrastructure segment increased to $13 million of income from a loss of $19 million, or by $32 million, for the three months ended December 31, 2020, compared to the same period in 2019. The increase in the Space Infrastructure segment is primarily related to higher margins on commercial programs of $36 million driven by a change in program mix related to the completion of less profitable programs offset by new, more profitable programs. The increase was partially offset by an increase in labor of $4 million and a $2 million increase in stock compensation.

Adjusted EBITDA changed to a loss of $3 million from a loss of $17 million, or by $14 million, for the year ended December 31, 2020, compared to the same period in 2019. The increase in the Space Infrastructure segment is primarily related to higher margins and favorable EACs outside of the estimated COVID-19 impacts discussed below, on commercial programs of $68 million. This has been driven by a change in program mix related to the completion of less profitable programs offset by new, more profitable programs along with $8 million less of program losses on a developmental program for the year ended December 31, 2020, compared to the same period in 2019. The increase in commercial programs are partially offset by an estimated $27 million negative impact related to our COVID-19 operating posture. The increase is also partially offset by a $16 million increase in costs due to a change in the compensation structure from retention payments to bonuses which were not included in segment Adjusted EBITDA in 2019, a $9 million negative impact on the above-mentioned commercial satellite program with a design anomaly and a recovery of a previously reserved amount of $7 million in 2019 which did not reoccur in 2020. The remainder of the change was related to a decrease in cost of product and services and selling, general, and administrative expenses.

Corporate and other expenses

Corporate and other expenses include items such as corporate office costs, regulatory costs, executive and director compensation, foreign exchange gains and losses, retention costs, and fees for legal and consulting services.

Corporate and other expenses decreased to $18 million from $26 million, or by $8 million, for the three months ended December 31, 2020, compared to the same period in 2019. The decrease was primarily driven by a $6 million decrease in retention costs related to a 2019 program within the Space Infrastructure segment and a decrease in selling, general and administrative costs of $2 million for the three months ended December 31, 2020, compared to the same period in 2019.

Corporate and other expenses decreased to $61 million from $86 million, or by $25 million, for the year ended December 31, 2020, compared to the same period in 2019. The decrease was primarily driven by a $24 million decrease in retention costs related to a 2019 program within the Space Infrastructure segment. The decrease was also driven by a $5 million foreign exchange gain for the year ended December 31, 2020, compared to a $2 million foreign exchange loss for the year ended December 31, 2019. These decreases were partially offset by a $13 million increase in stock-based compensation expense primarily driven by a higher stock price.

Intersegment eliminations

Intersegment eliminations are related to projects between our segments, including WorldView Legion. Intersegment eliminations have decreased to $6 million from $9 million, or by $3 million, for the three months ended December 31, 2020 compared to the same period in 2019, primarily related to a decrease in intersegment satellite construction activity.

Intersegment eliminations have decreased to $27 million from $29 million, or by $2 million, for the year ended December 31, 2020 compared to the same period in 2019, primarily related to a decrease in intersegment satellite construction activity

MAXAR TECHNOLOGIES INC.

Consolidated Statements of Operations

(In millions, except per share amounts)

	Year Ended
	December 31,
	2020	2019	2018
Revenues:
Product	$633	$560	$697
Service	1,090	1,106	1,107
Total revenues	1,723	1,666	1,804
Costs and expenses:
Product costs, excluding depreciation and amortization	615	593	775
Service costs, excluding depreciation and amortization	378	382	313
Selling, general and administrative	332	325	446
Depreciation and amortization	348	376	439
Impairment losses	47	14	586
Satellite insurance recovery	—	(183)	—
Loss (gain) on sale of assets	1	(136)	(33)
Operating income (loss)	2	295	(722)
Interest expense, net	175	219	200
Other (income) expense, net	(104)	(1)	1
(Loss) income before taxes	(69)	77	(923)
Income tax (benefit) expense	(22)	5	(48)
Equity in income from joint ventures, net of tax	(1)	(11)	(2)
(Loss) income from continuing operations	(46)	83	(873)
Discontinued operations:
Income (loss) from operations of discontinued operations, net of tax	32	26	(377)
Gain on disposal of discontinued operations, net of tax	317	—	—
Income (loss) from discontinued operations, net of tax	349	26	(377)
Net income (loss)	$303	$109	$(1,250)

Basic net income (loss) per common share:
(Loss) income from continuing operations	$(0.76)	$1.39	$(15.03)
Income (loss) from discontinued operations, net of tax	5.75	0.44	(6.49)
Basic net income (loss) per common share	$4.99	$1.83	$(21.52)

Diluted net income (loss) per common share:
(Loss) income from continuing operations	$(0.76)	$1.38	$(15.03)
Income (loss) from discontinued operations, net of tax	5.75	0.43	(6.49)
Diluted net income (loss) per common share	$4.99	$1.81	$(21.52)

MAXAR TECHNOLOGIES INC.

Consolidated Balance Sheets

(In millions, except per share amounts)

	December 31,	December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$27	$59
Trade and other receivables, net	327	357
Inventory	31	20
Advances to suppliers	24	42
Prepaid and other current assets	59	32
Current assets held for sale	—	751
Total current assets	468	1,261
Non-current assets:
Orbital receivables, net	361	382
Property, plant and equipment, net	883	758
Intangible assets, net	895	991
Non-current operating lease assets	163	176
Goodwill	1,627	1,455
Other non-current assets	86	134
Total assets	$4,483	$5,157
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$115	$153
Accrued liabilities	65	130
Accrued compensation and benefits	105	93
Contract liabilities	278	271
Current portion of long-term debt	8	30
Current operating lease liabilities	41	40
Other current liabilities	51	49
Current liabilities held for sale	—	230
Total current liabilities	663	996
Non-current liabilities:
Pension and other postretirement benefits	192	191
Contract liabilities	1	4
Operating lease liabilities	158	173
Long-term debt	2,414	2,915
Other non-current liabilities	119	116
Total liabilities	3,547	4,395
Commitments and contingencies
Stockholders’ equity:
Common stock ($0.0001 par value, 240 million common shares authorized; 61.2 million and 59.9 million outstanding at December 31, 2020 and 2019, respectively)	—	—
Additional paid-in capital	1,818	1,784
Accumulated deficit	(763)	(1,064)
Accumulated other comprehensive (loss) income	(120)	41
Total Maxar stockholders' equity	935	761
Noncontrolling interest	1	1
Total stockholders' equity	936	762
Total liabilities and stockholders' equity	$4,483	$5,157

MAXAR TECHNOLOGIES INC.

Consolidated Statements of Cash Flows

(In millions)

	Year Ended
	December 31,
	2020	2019	2018
Cash flows (used in) provided by:
Operating activities:
Net income (loss)	$303	$109	$(1,250)
(Income) loss from operations of discontinued operations, net of tax	(32)	(26)	377
Gain on disposal of discontinued operations, net of tax	(317)	—	—
(Loss) income from continuing operations	(46)	83	(873)
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Impairment losses including inventory	47	17	651
Depreciation and amortization	348	376	439
Gain from remeasurement of equity interest in acquiree	(85)	—	—
Amortization of debt issuance costs and other non-cash interest expense	16	11	9
Stock-based compensation expense	43	20	20
Loss from early extinguishment of debt	7	22	—
Loss (gain) on sale of assets	1	(136)	(33)
Deferred income tax benefit	(17)	—	(48)
Equity in income from joint ventures, net of tax	(1)	(11)	(2)
Other	2	7	28
Changes in operating assets and liabilities:
Trade and other receivables	33	(20)	(19)
Accounts payable and liabilities	(84)	17	86
Contract liabilities	5	(117)	(158)
Other	(26)	(11)	14
Cash provided by operating activities - continuing operations	243	258	114
Cash (used in) provided operating activities - discontinued operations	(54)	59	25
Cash provided by operating activities	189	317	139
Investing activities:
Purchase of property, plant and equipment and development or purchase of software	(308)	(314)	(206)
Acquisition, net of cash acquired	(120)	—	—
Sale of assets	—	280	68
Return of capital from discontinued operations	20	28	—
Other	2	—	9
Cash used in investing activities - continuing operations	(406)	(6)	(129)
Cash provided by (used in) investing activities - discontinued operations	723	(7)	(21)
Cash provided by (used in) investing activities	317	(13)	(150)
Financing activities:
Net payment of revolving credit facility	—	(595)	—
Net proceeds from issuance of 2023 Notes, 2027 Notes, and other long-term debt	147	980	104
Repurchase of 2023 Notes, including premium	(169)	—	—
Repayments of long-term debt	(525)	(523)	(24)
Refinancing fees paid to creditors	—	(20)	—
Repurchase of orbital receivables	—	(24)	—
Settlement of securitization liability	(11)	(20)	(15)
Proceeds from securitization of orbital receivables	—	—	18
Other	3	(6)	(68)
Cash (used in) provided by financing activities - continuing operations	(555)	(208)	15
Cash used in financing activities - discontinued operations	(24)	(30)	(2)
Cash (used in) provided by financing activities	(579)	(238)	13
(Decrease) increase in cash, cash equivalents, and restricted cash	(73)	66	2
Effect of foreign exchange on cash, cash equivalents, and restricted cash	(5)	—	(1)
Cash, cash equivalents, and restricted cash, beginning of year	109	43	42
Cash, cash equivalents, and restricted cash, end of year	$31	$109	$43

Reconciliation of cash flow information:
Cash and cash equivalents	$27	$105	$35
Restricted cash included in prepaid and other current assets	4	1	7
Restricted cash included in other non-current assets	—	3	1

Total cash, cash equivalents, and restricted cash	$31	$109	$43

NON-GAAP FINANCIAL MEASURES

In addition to results reported in accordance with U.S. GAAP, we use certain non-GAAP financial measures as supplemental indicators of our financial and operating performance. These non-GAAP financial measures include EBITDA and Adjusted EBITDA.

We define EBITDA as earnings before interest, taxes, depreciation and amortization, and Adjusted EBITDA as EBITDA adjusted for certain items affecting comparability as specified in the calculation. Certain items affecting comparability include restructuring, impairments, satellite insurance recovery, gain (loss) on sale of assets, CEO severance and transaction and integration related expense. Transaction and integration related expense includes costs associated with de-leveraging activities, acquisitions and dispositions and the integration of acquisitions. Management believes that exclusion of these items assists in providing a more complete understanding of our underlying results and trends, and management uses these measures along with the corresponding U.S. GAAP financial measures to manage our business, evaluate our performance compared to prior periods and the marketplace, and to establish operational goals. Adjusted EBITDA is a measure being used as a key element of our incentive compensation plan. The Syndicated Credit Facility also uses Adjusted EBITDA in the determination of our debt leverage covenant ratio. The definition of Adjusted EBITDA in the Syndicated Credit Facility includes a more comprehensive set of adjustments that may result in a different calculation therein.

We believe that these non-GAAP measures, when read in conjunction with our U.S. GAAP results, provide useful information to investors by facilitating the comparability of our ongoing operating results over the periods presented, the ability to identify trends in our underlying business, and the comparison of our operating results against analyst financial models and operating results of other public companies.

EBITDA and Adjusted EBITDA are not recognized terms under U.S. GAAP and may not be defined similarly by other companies. EBITDA and Adjusted EBITDA should not be considered alternatives to net (loss) income as indications of financial performance or as alternate to cash flows from operations as measures of liquidity. EBITDA and Adjusted EBITDA have limitations as an analytical tool and should not be considered in isolation or as a substitute for our results reported under U.S. GAAP. The table below reconciles our net (loss) income to EBITDA and Adjusted EBITDA for the years ended December 31, 2020, 2019 and 2018.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019	2018
($ millions)
Net (loss) income	$(40)	$43	$303	$109	$(1,250)
Income tax expense (benefit)	—	2	(22)	5	(48)
Interest expense, net	42	71	175	219	200
Interest income	—	(2)	(3)	(2)	—
Depreciation and amortization	74	92	348	376	439
EBITDA[1]	$76	$206	$801	$707	$(659)
(Income) loss from discontinued operations, net of tax	(12)	10	(349)	(26)	377
Restructuring	—	4	—	18	13
Transaction and integration related expense	1	2	7	16	33
Impairment losses, including inventory	33	14	47	17	652
Satellite insurance recovery	—	—	—	(183)	—
(Gain) loss on sale of assets	(3)	(136)	1	(136)	(33)
CEO severance	—	—	—	3	—
Gain on remeasurement of Vricon equity interest	—	—	(85)	—	—
Adjusted EBITDA[1]	$95	$100	$422	$416	$383

Adjusted EBITDA:
Earth Intelligence	$106	$154	$513	$548	$516
Space Infrastructure	13	(19)	(3)	(17)	(75)
Intersegment eliminations	(6)	(9)	(27)	(29)	(9)
Corporate and other expenses	(18)	(26)	(61)	(86)	(49)
Adjusted EBITDA[1]	$95	$100	$422	$416	$383

Cautionary Note Regarding Forward-Looking Statements

Certain statements and other information included in this release constitute "forward-looking information" or "forward-looking statements" (collectively, "forward-looking statements") under applicable securities laws. Statements including words such as "may", "will", "could", "should", "would", "plan", "potential", "intend", "anticipate", "believe", "estimate" or "expect" and other words, terms and phrases of similar meaning are often intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements involve estimates, expectations, projections, goals, forecasts, assumptions, risks and uncertainties, as well as other statements referring to or including forward-looking information included in this presentation.

Forward-looking statements are subject to various risks and uncertainties which could cause actual results to differ materially from the anticipated results or expectations expressed in this presentation. As a result, although management of the Company believes that the expectations and assumptions on which such forward-looking statements are based are reasonable, undue reliance should not be placed on the forward-looking statements because the Company can give no assurance that they will prove to be correct. The risks that could cause actual results to differ materially from current expectations include, but are not limited to, the risk factors and other disclosures about the Company and its business included in the Company's continuous disclosure materials filed from time to time with U.S. securities and Canadian regulatory authorities, which are available online under the Company's EDGAR profile at www.sec.gov, under the Company's SEDAR profile at www.sedar.com or on the Company's website at www.maxar.com.

The forward-looking statements contained in this release are expressly qualified in their entirety by the foregoing cautionary statements. All such forward-looking statements are based upon data available as of the date of this presentation or other specified date and speak only as of such date. The Company disclaims any intention or obligation to update or revise any forward-looking statements in this presentation as a result of new information or future events, except as may be required under applicable securities legislation.

*****

Unless stated otherwise or the context otherwise requires, references to the terms “Company,” “Maxar,” “we,” “us,” and “our” to refer collectively to Maxar Technologies Inc. and its consolidated subsidiaries.

Investor/Analyst Conference Call

Maxar President and Chief Executive Officer, Dan Jablonsky, and Executive Vice President and Chief Financial Officer, Biggs Porter, will host an earnings conference call Wednesday, February 24, 2021, reviewing the fourth quarter and year end results, followed by a question and answer session. The call is scheduled to begin promptly at 3:00 p.m. MT (5:00 p.m. ET).

Investors and participants must register for the call in advance by visiting:

http://www.directeventreg.com/registration/event/6302437.

After registering, participants will receive dial-in information, a passcode, and registrant ID. At the time of the call, participants must dial in using the numbers in the confirmation email and enter their passcode and ID.

The Conference Call will be Webcast live and then archived at:

http://investor.maxar.com/events-and-presentations/default.aspx

Telephone replay of the conference call will also be available from Wednesday, February 24, 2021 at 6:00 p.m. MT (8:00 p.m. ET) to Wednesday, March 10 at 9:59 p.m. MT (11:59 p.m. ET) at the following numbers:

Toll free North America: 1-800-585-8367

International Dial-In: 1-416-621-4642

Passcode: 6302437#

About Maxar

Maxar is a trusted partner and innovator in Earth Intelligence and Space Infrastructure. We deliver disruptive value to government and commercial customers to help them monitor, understand and navigate our changing planet; deliver global broadband communications; and explore and advance the use of space. Our unique approach combines decades of deep mission understanding and a proven commercial and defense foundation to deploy solutions and deliver insights with speed, scale, and cost effectiveness. Maxar’s 4,300 team members in more than 20 global locations are inspired to harness the potential of space to help our customers create a better world. Maxar’s stock trades on the New York Stock Exchange and Toronto Stock Exchange under the symbol “MAXR”. For more information, visit www.maxar.com.

CONTACT:

Jason Gursky | VP Investor Relations | 1-303-684-2207 | jason.gursky@maxar.com

Turner Brinton | Media Relations | 1-303-684-4545 | turner.brinton@maxar.com